Exhibit 8.1

                         KUTAK ROCK LLP

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                                November 15, 2005


Nelnet Student Loan Trust 2005-4
c/o Wells Fargo Delaware Trust Company, Delaware Trustee
919 North Market Street
Wilmington, DE 19801

Nelnet Student Loan Funding, LLC
121 South 13 Street
Suite 201
Lincoln, NE 68508


        Re:    Certain Federal Income Tax Issues

Ladies and Gentlemen:

        We have acted as special tax counsel to Nelnet Student Loan Trust 2005-4 (the "Issuer"), in connection with the offer and sale of its Student Loan Asset-Backed Notes, Senior Class A-1, Class A-2, Class A-3, Class A-4L, Class A-4AR-1, Class A-4AR-2 and Subordinate Class B (collectively, the "Notes") issued by the Issuer pursuant to that certain Indenture of Trust, dated as of November 1, 2005 (the "Indenture"), between the Issuer and Zions First National Bank, as eligible lender trustee and indenture trustee (the "Indenture Trustee"). Terms not independently defined herein have the same meaning as ascribed to them in the Indenture.

        In this regard, the Issuer has asked us to render our opinions concerning certain federal income tax issues associated with the Issuer and the issuance of the Notes. In addition to certain assumptions and representations set forth below, our opinions are based on applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (the "Regulations") and interpretations thereof by the Internal Revenue Service (the "Service") and the courts having jurisdiction over such matters, each as of the date hereof. There can be no assurance, however, that the Code, the Regulations and the interpretations thereof by the Service or the courts will not change in a manner which would preclude us from rendering similar opinions in the future. Moreover, any such changes in the Code, the Regulations or the interpretations thereof may have retroactive effect.

KUTAK ROCK LLP

Nelnet Student Loan Trust 2005-4
c/o Wells Fargo Delaware Trust Company, Delaware Trustee
Nelnet Student Loan Funding, LLC
November 15, 2005
Page 2

        These opinions further depend on the facts and circumstances surrounding the issuance of the Notes. In the event such facts and circumstances differ from your representations concerning the foregoing or the descriptions set forth in the Prospectus, as defined below, our conclusions could differ from those set forth herein.

        In connection with rendering such opinions, we have examined and relied upon such documents as we have deemed necessary and appropriate including but not limited to the following:

               (a) the Indenture;

               (b) that certain summary of anticipated cash flows to be derived by the Issuer from the Financed Eligible Loans attached hereto as Annex B (the "Cash Flow Summary") ;

               (c) the Prospectus, dated October 31, 2005, and Prospectus Supplement, dated November 10, 2005, used in connection with the offer and sale of the Notes (collectively, together with all attachments, supplements and amendments thereto, the "Prospectus");

               (d) the Notes;

               (e) the Master Servicing Agreement;

               (e) the Subservicing Agreement(s); and

               (f) the Trust Agreement.

        In rendering these opinions we have assumed: (i) the validity of signatures; (ii) the accuracy of copies; and (iii) that the Notes will be issued in accordance with the terms of the Indenture. We further have assumed compliance with all of the foregoing documents. These opinions are further based upon certain assumptions, including an assumption to the effect that the Indenture will be enforced in accordance with its terms. Please note that we have not independently verified any of the information described herein.

        Further, in rendering the opinions expressed herein, we have relied upon the following representations, among others, without further investigation or inquiry:

               (a) that the Issuer believes that the assumptions used in the preparation of the Cash Flow Summary are reasonable and that such Cash Flow Summary is an accurate estimate of the actual performance of the Financed Eligible Loans;

               (b) that the fees and reimbursements to be charged in connection with the Financed Eligible Loans will be ordinary and customary fees and reimbursements;

KUTAK ROCK LLP

Nelnet Student Loan Trust 2005-4
c/o Wells Fargo Delaware Trust Company, Delaware Trustee
Nelnet Student Loan Funding, LLC
November 15, 2005
Page 3

               (c) that the fees charged by the Indenture Trustee, the Master Servicer and the Subservicer(s) are reasonable;

               (d) that the Issuer will acquire and own its interest in the Financed Eligible Loans as described in the Prospectus and will undertake the transactions contemplated under the Indenture for the primary purpose of obtaining funds to acquire additional Financed Eligible Loans and will undertake such transactions as principal, rather than as agent of any other person;

               (e) that the Issuer will prepare its federal, state and other income tax returns in a manner consistent with a pledge or conditional assignment, rather than a sale, of the Financed Eligible Loans under the Indenture and with the characterization of the Notes as debt for federal income tax purposes;

               (f) that the Indenture Trustee will prepare any required federal, state and other income tax returns and reports in a manner consistent with a pledge or conditional assignment, rather than a sale of the Financed Eligible Loans by the Issuer under the Indenture and with the characterization of the Notes as debt for federal income tax purposes;

               (g) that each Noteholder will prepare all required tax returns in a manner consistent with the characterization of the Notes as debt for federal income tax purposes;

               (h) that the Notes will be issued strictly in accordance with the terms of the Indenture;

               (i) that the sale of the Financed Eligible Loans will be consummated strictly in accordance with the Loan Purchase Agreement; and

               (j) that the Issuer will exercise its rights under the Indenture in a manner which will maximize its economic return.

        In the event a pledge or conditional assignment of property to secure a debt is treated as a pledge or conditional assignment rather than a sale for federal income tax purposes, the borrower, rather than the lender, will be treated as the owner of such property. In addition, by implication, the debt may be treated as a debt obligation of the borrower, rather than an interest in the property securing the pledge. On the other hand, if a pledge is treated as a sale for federal income tax purposes, ownership of the property will pass to the nominal lender.

KUTAK ROCK LLP

Nelnet Student Loan Trust 2005-4
c/o Wells Fargo Delaware Trust Company, Delaware Trustee
Nelnet Student Loan Funding, LLC
November 15, 2005
Page 4

        The determination of ownership of property for federal income tax purposes is not dependent upon the holding of legal title. Rather, in cases not involving tax motivated transactions, a taxpayer will be treated as the owner of property for federal income tax purposes only if he possesses substantial benefits and burdens of ownership.

        The analysis of the benefits and burdens of ownership must be made with regard to the facts and circumstances of each particular case. No single fact or criteria is determinative with regard to ownership.

        The nature of the encumbered property dictates those factors which will be deemed most crucial in establishing its ownership for federal income tax purposes. For example, the burden of the risk of loss plays a relatively less important role in the analysis of ownership of property, such as real estate, which is anticipated to appreciate, than in the case of other property, such as speculative debt securities. Similarly, the risk of loss will bear relatively little weight in determining the ownership of obligations of the United States government or similar obligations, since the risk of default on such obligations is low.

        In the ESTATE OF FRANKLIN V. COMMISSIONER, 64 T.C. 752 (1975), aff'd 544 F.2d 1045 (9th Cir. 1976), the court considered the ownership of certain real property subject to nonrecourse debt. In that circumstance, the court indicated that a taxpayer would be treated as the owner of property subject to nonrecourse debt if he could demonstrate an anticipated increase in value of such property so that within a reasonable period of time equity would exist which no owner would prudently abandon. See also PACKARD CLEVELAND MOTOR CO. V. COMMISSIONER, 14 BTA 118 (1928), ELMER V. COMMISSIONER, 65 F.2d 568 (2nd Cir. 1958), MATHERS
V. COMMISSIONER, 57 T.C. 666 (1972) acq. 1973-1 C.B.1 and BOLGER V. COMMISSIONER, 59 T.C. 751 (1973). Conversely, taxpayers were deemed not to be the owners of property subject to nonrecourse debt for federal income tax purposes in circumstances in which they lacked the ability to realize upon any gain or profit expected to be derived from such property. See HILTON V. COMMISSIONER, 74 T.C. 305, aff'd 671 F.2d 316 (9th Cir. 1980), NARVER V. COMMISSIONER, 75 T.C. 53 (1980) aff'd 670 F.2d 855 (9th Cir. 1982) and RICE'S TOYOTA WORLD, INC. V. COMMISSIONER, 81 T.C. 184 (1983).

        In General Counsel Memorandum 37848, the Service considered the ownership for federal income tax purposes of certain installment obligations. Therein, the Service stated as follows:

               In summary, we think that a sale of installment obligations can occur without a transfer of the risk of loss because (a) the cases indicate that the issue of when a sale occurs must be answered from all of the facts and that no factor, such as the risk of loss, is to be considered conclusive; (b) there is no difference between a nonrecourse sale and a sale of installment obligations with a guaranty, provided the buyer of the installment obligations has the power of alienation and will receive the benefits of any appreciation in the value of the obligations;

KUTAK ROCK LLP

Nelnet Student Loan Trust 2005-4
c/o Wells Fargo Delaware Trust Company, Delaware Trustee
Nelnet Student Loan Funding, LLC
November 15, 2005
Page 5

       and (c) the cases involving a transfer of installment obligations indicate that a transfer of risk of loss is not necessary for a sale to occur. (1)

        Therein, the Service concluded that if the taxpayer possessed the right to invest or otherwise use payments on the installment obligations and the power to sell such obligations and realize any profits caused by changes in the market interest rates, he should be treated as the owner of such obligations even without the burden of the risk of loss. See also General Counsel Memorandum 39584 and General Counsel Memorandum 34602.

        In the current circumstance, we note that based on the foregoing representations the Issuer expects to derive substantial positive cash flow from the Financed Eligible Loans during the term of the Notes. Upon the satisfaction of all of the Issuer's obligations under the Indenture, any remaining portion of the Financed Eligible Loans will be remitted to it. Further, under certain circumstances, the Issuer may, at its option, cause the redemption or repurchase of the Notes prior to their stated maturity date. Moreover, the payment of principal and interest on the Notes is secured by the Reserve Fund.

        The characterization of an instrument as debt or equity for federal income tax purposes is dependent upon the analysis of all the facts and circumstances in question. No single fact or criteria is determinative of this issue. Further, the Service proposed and withdrew regulations promulgated under
Section 385 of the Code which would have provided guidelines concerning the characterization of instruments as debt for federal income tax purposes. Among the facts which various courts have analyzed in considering the characterization of an instrument are the following:

               (a) the existence of a fixed and reasonably proximate maturity date on or before which the obligation must be repaid in all events;

               (b) the existence of a fixed or determinable rate of interest, the payment of which is not dependent upon the profits of the borrower;

-------------
(1) While private letter rulings, general counsel memoranda, technical advice memoranda, chief counsel advice letters and field service advice memoranda generally have no precedential value, they are indicative of the position of the Service on the subject at issue. HANOVER BANK V. COMM'R, 369 U.S. 672, 686
(1962). Private letter rulings and technical advice memoranda issued after October 31, 1976, general counsel memoranda issued after March 12, 1981, and "notices, announcements and other administrative pronouncements published by the Service in the Internal Revenue Bulletin" are, among other sources, authority for purposes of determining whether there is substantial authority for the tax treatment of an item within the meaning of Treas. Reg. ss. 1.6662-4. In order for a taxpayer's position to be supported by substantial authority the "weight of the authorities supporting the treatment [must be] substantial in relation to the weight of authorities supporting contrary treatment." Treas. Reg. ss. 1.6662-4(d)(3)(i). The substantial authority inquiry requires an analysis of all the facts and circumstances. Id.

KUTAK ROCK LLP

Nelnet Student Loan Trust 2005-4
c/o Wells Fargo Delaware Trust Company, Delaware Trustee
Nelnet Student Loan Funding, LLC
November 15, 2005
Page 6

               (c) the existence of adequate remedies in the event of a default in the payment of principal or interest by the borrower;
               (d) the subordination of the payment of the obligation in question to the claims of other creditors;

               (e) the participation in the management or control of the business of the borrower by the lender;

               (f) the state law characterization of the instrument and its treatment by the parties;

               (g) the existence of security for the debt which is reasonably expected to provide a source of its repayment in whole or in part;

               (h) the existence of a sinking fund or other similar arrangement to assure repayment of the debt on or prior to its maturity;

               (i) the issuance of debt securities in identical or similar proportions to the issuance of equity securities, particularly when coupled with subordination of such debt to those debts of outside creditors;

               (j) the existence of guarantees or other similar arrangements provided by shareholders or other related persons;

               (k) the history of payment on the obligation and the practices of the lender in enforcing remedies on default;

               (l) the adequacy of the equity capitalization of the borrower relative to the anticipated claims and needs of the business;

               (m) the intended use by the borrower of the borrowed funds;

               (n) the existence of a bona fide business purpose in incurring the debt; and

               (o) an analysis of whether an unrelated third party creditor would have made the advance under similar terms and conditions.

KUTAK ROCK LLP

Nelnet Student Loan Trust 2005-4
c/o Wells Fargo Delaware Trust Company, Delaware Trustee
Nelnet Student Loan Funding, LLC
November 15, 2005
Page 7

See JOHN KELLEY CO. V. COMMISSIONER, 326 U.S. 521 (1946); FIN HAY REALTY COMPANY
V. UNITED STATES, 398 F. 2d, 694 (3rd Cir. 1968); WOOD PRESERVING CORPORATION V. UNITED STATES, 347 F.2d 117 (4th Cir. 1965); H.P. HOOD & SONS V. COMMISSIONER, 141 F.2d 467 (1st Cir. 1944); ROWAN V. UNITED STATES, 219 F.2d 51 (5th Cir.
1955); SWOBY CORPORATION V. COMMISSIONER, 9 T.C. 887 (1949); UNITED STATES V. SOUTH GEORGIA RAILWAY, 107 F.2d 3 (5th Cir. 1939); P.M. FINANCE CORPORATION V. COMMISSIONER, 302 F.2d 786 (3rd Cir. 1962); UNITED STATES V. SNYDER BROTHERS COMPANY, 367 F.2d 980 (5th Cir. 1966); MILWAUKEE & SUBURBAN TRANSPORT CORPORATION V. COMMISSIONER, 283 F.2d 279 (7th Cir. 1960) cert. denied 366 U.S. 965; NATIONAL CARBIDE CORPORATION V. COMMISSIONER, 336 U.S. 422 (1949); TOMLINSON V. 1661 CORPORATION, 377 F.2d 291 (5th Cir. 1967); COMMISSIONER V. MERIDIAN & THIRTEENTH REALTY COMPANY, 132 F.2d 182 (7th Cir. 1942); ESTATE OF ERNEST G. HOWES, 30 T.C. 909 (1958); KRAFT FOODS COMPANY V. COMMISSIONER, 232 F.2d 118 (2nd Cir. 1956); MURPHY LOGGING COMPANY V. UNITED STATES, 378 F.2d 222 (9th Cir. 1967); PIEDMONT CORPORATION V. COMMISSIONER, 388 F.2d 886 (4th Cir.
1968); GILBERT V. COMMISSIONER, 248 F.2d 399 (2nd Cir. 1957); NASSAU LENS CORP.
V. COMMISSIONER, 308 F.2d 39 (2nd Cir. 1962); and C.M. GOOCH LUMBER SALES COMPANY, 49 T.C. 649 (1968).

        Although there is no precedent regarding the characterization for federal income tax purposes of instruments with the same terms as the Notes, and therefore the result cannot be free from doubt, we are of the opinion that: (i) the Notes will be characterized as indebtedness rather than as an interest in the Issuer or the Financed Eligible Loans; and (ii) the Issuer will not be characterized as an association or publicly traded partnership taxable as a corporation, each for federal income tax purposes. The opinions expressed herein are based solely on the documents, representations and assumptions set forth above and subject to the limitations and qualifications described herein.

        Please note that we have rendered only the foregoing opinions and have not passed upon any other federal or other income tax issue associated with the Issuer or the Notes. Please further note that these opinions are intended for your benefit only. These opinions may not be relied upon by you for any other purpose, or by any other person for any purpose, without our prior written consent. Our engagement with respect to this matter terminates upon the date hereof, and we undertake no obligation with respect to this matter after this date and, thus, disclaim any obligation to update these opinions for events occurring or coming to our attention after the date hereof.

                                Very truly yours,

                               /s/ Kutak Rock LLP

                                     ANNEX A
                                   CERTIFICATE
                        NELNET STUDENT LOAN TRUST 2005-4


        This certificate (the "Certificate") is executed in connection with the offer and sale by Nelnet Student Loan Trust 2005-4 (the "Issuer") of its Student Loan Asset-Backed Notes, Senior Class A-1, Class A-2, Class A-3, Class A-4L, Class A-4AR-1 Class A-4AR-2 and Subordinate Class B (collectively, the "Notes") pursuant to the Indenture of Trust, dated as of November 1, 2005 (the "Indenture"), between the Issuer and Zions First National Bank, as eligible lender trustee and indenture trustee (the "Indenture Trustee").

        In connection with the issuance of the Notes, the Issuer hereby certifies and represents as follows:

               (a) that the Issuer believes that the assumptions used in the preparation of the Cash Flow Summary are reasonable and that such Cash Flow Summary is an accurate estimate of the actual performance of the Financed Eligible Loans;

               (b) that the fees and reimbursements to be charged in connection with the Financed Eligible Loans will be ordinary and customary fees and reimbursements;

               (c) that the fees charged by the Indenture Trustee, the Master Servicer and the Subservicer(s) are reasonable;

               (d) that the Issuer will acquire and own its interest in the Financed Eligible Loans as described in the Prospectus and will undertake the transactions contemplated under the Indenture for the primary purpose of obtaining funds to acquire additional Financed Eligible Loans and will undertake such transactions as principal, rather than as agent of any other person;

               (e) that the Issuer will prepare its federal, state and other income tax returns in a manner consistent with a pledge or conditional assignment, rather than a sale, of the Financed Eligible Loans under the Indenture and with the characterization of the Notes as debt for federal income tax purposes;

               (f) that the Indenture Trustee will prepare any required federal, state and other income tax returns and reports in a manner consistent with a pledge or conditional assignment, rather than a sale of the Financed Eligible Loans by the Issuer under the Indenture and with the characterization of the Notes as debt for federal income tax purposes;

               (g) that each Noteholder will prepare all required tax returns in a manner consistent with the characterization of the Notes as debt for federal income tax purposes;

               (h) that the Notes will be issued strictly in accordance with the terms of the Indenture;

               (i) that the sale of the Financed Eligible Loans will be consummated strictly in accordance with the Loan Purchase Agreement; and

               (j) that the Issuer will exercise its rights under the Indenture in a manner which will maximize its economic return.

        The undersigned has executed this certificate with the understanding that it will be relied upon by Kutak Rock LLP in connection with the rendering of its counsel opinion dated November 15, 2005 (the "Opinion") to which this Certificate is attached as Annex A.

        All capitalized terms used in this Certificate and not otherwise defined herein shall have the respective meanings assigned to them in the Opinion or the Indenture.

        IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 15th day of November 2005.


                                      NELNET STUDENT LOAN TRUST 2005-4

                                      By: National Education Loan Network, Inc.,
                                          as Administrator



                                      By /s/ Jeffrey R. Noordhoek
                                            Executive Director



                                      NELNET STUDENT LOAN FUNDING, LLC

                                      By: Nelnet Student Loan Funding Management
                                          Corporation



                                      By /s/ Jeffrey R. Noordhoek
                                             Vice President

                                     ANNEX B

                                CASH FLOW SUMMARY


                           On file with Kutak Rock LLP




                                      B-1